                                                                    EXHIBIT 23.3




The Board of Directors
724 Solutions Inc.

We consent to the use of our reports included herein and to the references to our firm under the headings "Summary Consolidated Financial Information", "Selected Consolidated Financial Data" and "Experts" in the prospectus.


/s/ KPMG LLP

Chartered Accountants

Toronto, Canada
January 12, 2000